MADISON FUNDS
INVESTMENT ADVISORY AGREEMENT
This Agreement is made as of this 1st day of December, 2023, by and between MADISON FUNDS, a Delaware statutory trust (the “Trust”), and MADISON ASSET MANAGEMENT, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin (the “Adviser”).
WHEREAS, the Trust desires to retain the Adviser to provide investment advisory services to the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Adviser is willing to furnish such services upon the terms and conditions herein set forth; and
WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act.
NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:
1.Appointment and Acceptance.
(a)The Trust hereby appoints the Adviser to act as investment adviser to each series of the Trust listed on Exhibit A hereto and any additional series that the Trust may establish from time to time (each, a “Fund” and collectively, the “Funds”), and to administer the day-to-day operations of the Trust. The Adviser hereby accepts such appointment.
(b)Subject to the approval of the Trust’s Board of Trustees (the “Board”), at its own expense, the Adviser may enter into agreements with one or more investment subadvisers, including affiliates of the Adviser, in which the Adviser delegates to such investment subadvisers any or all its duties specified hereunder, on such terms as the Adviser determines to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such subadviser and further provided that such agreements are entered into in accordance with and meet all applicable requirements of the 1940 Act and the rules thereunder. Any such delegation shall not relieve the Adviser of any of its duties hereunder.
2.Duties and Responsibilities of the Adviser.
(a)Subject to the direction and control of the Board, the Adviser shall provide a continuous investment program for each Fund, including investment research and management of the investment and reinvestment of the assets of each Fund, in accordance with: (i) the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law or regulation, including the Internal Revenue Code of 1986, as amended; (iii) the terms of the Trust’s Declaration of Trust, as amended and restated from time to time (the “Declaration of Trust”); (iv) the Fund’s investment objectives, policies and restrictions as set forth in the Trust’s registration statement on Form N-1A, as amended from time to time (the “Registration Statement”); and (v) any policies and determinations of the Board. In connection therewith, the Adviser, as agent and attorney-in-fact with respect to each Fund, shall have full authority to make decisions to purchase and sell securities and other assets for each Fund, to exercise all voting and other rights pertaining to such securities and other assets, to place each Fund’s portfolio transactions with broker-dealers, to negotiate the terms of such transactions on behalf of such Fund (subject to the provisions of Section 3 hereof), and to perform such other functions of investment management and supervision as may be directed by the Board. The Adviser also shall have the responsibility to cause the Adviser’s officers and employees to attend meetings and furnish oral or written reports, as the Trust may reasonably request.
(b)The Adviser shall maintain business continuity, cybersecurity, disaster recovery and backup capabilities and facilities in keeping with industry standards and SEC requirements through which the Adviser will be able to perform its obligations hereunder with minimal disruptions or delay.
(c)The Adviser has adopted and shall maintain a code of ethics complying with Rule 204A-1 of the Advisers Act.
(d)To the extent prohibited by Regulation S-P, the Adviser and its affiliates will not disclose any non-public personal information, as defined in Regulation S-P, received from the Trust regarding any shareholder unless in accordance with an exception under Regulation S-P, or as otherwise may be permitted by law. The Adviser represents and warrants that, in accordance with applicable state privacy laws and Regulation S-P, it has implemented safeguards by adopting policies and procedures reasonably designed to: (i) insure the security and confidentiality of records and non-public personal information of shareholders; (ii) protect against any anticipated threats or hazards to the security or integrity of shareholder records and non-public personal information; and (iii) protect against unauthorized access to or use of such shareholder records or non-public personal information that could result in substantial harm or inconvenience to any shareholder. The Adviser shall treat confidentially all records of the Trust and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or (ii) when so requested by the Trust.
(e)The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, the “AML Laws”), the Trust has adopted anti-money laundering policies and procedures (the “AML Policies”). The Adviser agrees to comply with the Trust’s AML Policies and the AML Laws, as the same may apply to the Adviser, now and in the future, and understands and agrees that the Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by such law or regulation.
(f)The Adviser shall provide such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.
(g)The Adviser agrees that all records which it maintains for the Trust are the property of the Trust and agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by the 1940 Act and the rules thereunder the records required to be maintained.
3.Brokerage Commissions. In the performance of its duties under this Agreement, the Adviser shall place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this Section, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders, and all such brokerage placement shall be made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and other applicable state and federal laws.  In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Trust and other clients of the Adviser. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Trust and its other clients and that the total commissions paid by the Trust will be reasonable in relation to the benefits to the Trust over the long-term. In no instance, however, will the Trust’s securities be purchased from or sold to the Adviser, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law.
4.Services Not Exclusive. Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.
5.Expenses of the Adviser. In addition to investment management expenses related to the Trust, the Adviser shall pay the fees and expenses of any Board members and officers of the Trust affiliated with the Adviser, all costs and expenses of its employees, all promotional expenses of the Trust to the extent not paid for by the Trust pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act, the rent expense of the Trust’s principal executive offices and any other overhead incurred in connection with its duties hereunder, and the expenses of formation of the Trust and any series thereof.
6.Expenses of the Trust. Unless otherwise agreed by the parties in writing, the Trust shall pay all of its expenses not expressly assumed by the Adviser herein. Without limitation, the expenses of the Trust assumed by the Trust hereby shall include the following: expenses related to the continued existence of the Trust; fees and expenses of the Board and the officers and the administrative employees of the Trust (except those affiliated with the Adviser); fees paid to the Adviser hereunder; fees and expenses of preparing, printing, and distributing official filings, reports, prospectuses and documents required pursuant to applicable state and federal securities laws, and expenses of reports to shareholders; fees and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, registrars, and similar agents; expenses related to the issuance, registration, repurchase, exchange and redemption of shares and certificates representing shares; auditing, accounting, legal, insurance, portfolio administration, association membership, printing, postage, and other administrative expenses; expenses relating to qualification or licensing of the Trust, shares in the Trust, or officers, employees and agents of the Trust under applicable state and federal securities laws; expenses related to shareholder meetings and proxy solicitations and materials; interest expense, taxes and franchise fees; and all brokerage commissions and other costs related to purchase and sales of portfolio securities. In addition to the foregoing, the Trust shall assume all losses and liabilities incurred in the administration to the Trust and of its investment portfolio, and it shall pay such non-recurring expenses as may arise through litigation, administrative proceedings, claims against the Trust, the indemnification of members of the Board, officers, employees, shareholders, and agents, or otherwise. With respect to fees and expenses of the Trust that are incurred jointly on behalf of one or more Funds, such fees and expenses shall be allocated among the affected Funds pro rata based on their respective net assets, or in such other manner as the Trust considers fair and reasonable. Fees and expenses of the Trust that are incurred on behalf of a specific Fund will be allocated to that Fund only.
7.Compensation to the Adviser.
(a)For its services hereunder, the Trust shall pay to the Adviser, at the end of each calendar month, a management fee calculated as a percentage of the average value of the net assets each day for each Fund during that month at the annual rates set forth in Exhibit A hereto. The Adviser’s fee shall be accrued daily at 1/365th of the applicable annual rate (or 1/366th of the applicable annual rate in leap years). For the purpose of accruing compensation, the net assets of each Fund shall be determined in the manner and on the dates set forth in the Declaration of Trust or the Registration Statement and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.
(b)In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within 15 business days of the date of termination. During any period when the determination of net asset value is suspended, the net asset value of a Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.
(c)With respect to any Fund and from time to time, the Adviser may contractually or voluntarily agree to waive any portion of its management fee and/or reimburse the Fund’s operating expenses to ensure that the Fund’s operating expenses do not exceed certain expense limitations; provided that the Adviser does not have the right to recoup any previously waived/reimbursed fees. The Adviser also may permanently reduce the amount of the management fee for one or more Funds under such terms as it may determine by written notice thereof to the Trust. The Adviser shall have the right to make payments out of its management fee or other resources to others, as it solely determines.
8.Limitation of Liability.
(a)Adviser Liability. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Agreement on the part of the Adviser, the Adviser shall not be liable to the Trust or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security or other investment of the Trust. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust or any shareholder may have under any federal securities or state law.
(b)Trust Liability. The Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. The Adviser agrees that the Trust’s obligations hereunder in any case shall be limited to the Trust and to its assets and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any member of the Board, or any officer, employee, or agent of the Trust.
9.Term of Agreement. This Agreement shall become effective for each Fund as of the effective date set forth on Exhibit B hereto, and shall continue in effect with respect to each Fund for two years from such effective date. Thereafter, this Agreement shall continue for successive periods of one year if such continuation is specifically approved at least annually by: (i) the vote of a majority of the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party (the “Independent Trustees”), cast in the manner required by the 1940 Act and the rules or exemptive relief thereunder; or (ii) the vote of a majority of the outstanding voting securities of each Fund. If a Fund is added after the date first written above, this Agreement will be effective as to that Fund upon its approval in accordance with the requirements of the 1940 Act and upon execution of an amendment to Exhibit A, and will continue in effect with respect to such Fund in accordance with the requirements of the 1940 Act.
10.Termination. This Agreement may be terminated at any time as to any Fund or all Funds, without penalty, by the Board or by the shareholders of a Fund or all Funds acting by the vote of at least a majority of the outstanding voting securities of the Fund or all Funds, as the case may be, provided in either case that 60 days’ written notice of termination is given to the Adviser. This Agreement may also be terminated by the Adviser at any time by giving 60 days’ written notice of termination to the Trust.
11.Assignment; Amendment.
(a)This Agreement shall terminate automatically in the event of any assignment of the Agreement.
(b)This Agreement may be amended by the mutual consent (in writing) of the parties, provided that the terms of each such amendment shall be approved by: (i) the vote of a majority of the Board, including a majority of the Independent Trustees, cast in the manner required by the 1940 Act and the rules or exemptive relief thereunder; and (ii) if necessary, the vote of a majority of the outstanding voting securities of each Fund.
12.Miscellaneous.
(a)Use of the Name Madison. The Adviser has consented to the use by the Trust of the name or identifying word “Madison” in the name of the Trust. Such consent is conditioned upon the employment of the Adviser as the investment adviser to the Trust. The name or identifying word “Madison” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Trust to cease using “Madison” in the name of the Trust if the Trust ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of the Trust.
(b)Use of Terms. The terms “affiliated person,” “interested person,” “assignment,” “broker,” and “majority of the outstanding voting securities” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.
(c)Control of Adviser. The Adviser is controlled by Madison Investment Holdings, Inc. (“MIH”) located in Madison, Wisconsin. Because of this relationship, the Adviser shares personnel and resources with MIH and its other affiliates. As such, individuals performing services for, and resources utilized by, the Adviser may also perform services for and be utilized by MIH and its other affiliates.
(d)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Advisers Act or the rules and regulations promulgated with respect to such respective acts.
(e)Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
(f)Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts and by exchange of original and/or electronic (.PDF and/or DocuSign) signature pages, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized as of the date set forth above.
MADISON FUNDS
On behalf of the Funds set forth on Exhibit A hereto
By:     /s/ Patrick F. Ryan
    Patrick F. Ryan, its President
MADISON ASSET MANAGEMENT, LLC
By:     /s/ Steve J. Fredricks
    Steve J. Fredricks, its Chief Legal Officer

Exhibit A

Fund Name	Annual Management Fee[1]
Conservative Allocation	0.20%
Moderate Allocation	0.20%
Aggressive Allocation	0.20%
Tax-Free Virginia	0.50%
Tax-Free National	0.40%
Core Bond	0.39%
High Quality Bond	0.30%
Diversified Income	0.20%
Dividend Income	0.70%
Covered Call & Equity Income	0.85%
Investors	0.70%
Sustainable Equity	0.70%
Mid Cap	0.75%
Small Cap	0.89%
International Stock	1.05%
1    Except for the following Funds, each Fund’s management fee will be reduced by 0.05% on assets exceeding $500 million, and by another 0.05% on assets exceeding $1 billion: Conservative Allocation, Moderate Allocation, Aggressive Allocation, Tax-Free Virginia, Tax-Free National, High Quality Bond and Covered Call & Equity Income.
Executed as of this 1st day of December, 2023.
MADISON FUNDS

By:     /s/ Patrick F. Ryan
    Patrick F. Ryan, its President
MADISON ASSET MANAGEMENT, LLC
By:     /s/ Steve J. Fredricks
    Steve J. Fredricks, its Chief Legal Officer

Exhibit B

Fund Name	Effective Date	Initial Term[2]
Conservative Allocation	12/1/23	11/30/25
Moderate Allocation	12/1/23	11/30/25
Aggressive Allocation	12/1/23	11/30/25
Tax-Free Virginia	12/1/23	11/30/25
Tax-Free National	12/1/23	11/30/25
Core Bond	12/1/23	11/30/25
High Quality Bond	12/1/23	11/30/25
Diversified Income	12/1/23	11/30/25
Dividend Income	12/1/23	11/30/25
Covered Call & Equity Income	1/29/24[1]	1/28/26
Investors	12/1/23	11/30/25
Sustainable Equity	12/1/23	11/30/25
Mid Cap	12/1/23	11/30/25
Small Cap	12/1/23	11/30/25
International Stock	12/1/23	11/30/25
1 From December 1, 2023 to January 28, 2024, the Covered Call & Equity Income Fund received investment management services from the Adviser pursuant to an interim investment advisory agreement that terminated upon the approval of this Agreement by the Fund’s shareholders on January 29, 2024.
2     After the initial term, the Agreement may continue in effect for successive periods of one year as provided in Section 9 of the Agreement.